Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin / Anne Rakunas
ICR, Inc.
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Express, Inc.
Corporate Communications & Events
(614) 474-4325

EXPRESS, INC. UPDATES OUTLOOK FOR THE FOURTH QUARTER
AND FULL YEAR 2013;
COMPANY TO PRESENT AT THE 16th ANNUAL ICR XCHANGE CONFERENCE

Columbus, Ohio - January 13, 2014 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 625 stores, today revised its outlook for the fourth quarter and full year 2013, ending February 1, 2014, based on its performance during the holiday season and expectations for the balance of the period.

Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented: “Our fourth quarter guidance issued in early December 2013 contemplated a promotional holiday season as well as a slowdown in traffic after the Thanksgiving week. What we experienced was a drop in traffic that was even deeper than anticipated, as consumers waited until much closer to Christmas to shop. To ensure that we captured customer dollars when customers ultimately arrived, and with a view to preventing inventories from building, we extended the duration of our promotions and deepened the discount being offered. January traffic to date has been weak and we have remained promotional and expect to maintain this stance throughout the month. While we believe the actions we took, and are taking, are appropriate, it does require us to adjust our fourth quarter and full year guidance accordingly."

Mr. Weiss then noted that, “We expect our inventory at the beginning of 2014 to reflect low to mid single digit growth and to be more heavily weighted to Spring product than at this time last year. Furthermore, we have significant open to buy dollars available for investment during the Spring season.”

2013 Guidance:
Fourth Quarter:
The Company is revising its fourth quarter 2013 guidance for the 13 weeks ending February 1, 2014. Comparable sales are expected to range from flat to an increase in the low single digit range. Net income is currently expected in the range of $48 to $52 million, or $0.57 to $0.61 per diluted share on 84.8 million weighted average shares outstanding. This compares to the Company’s previous guidance of $56 to $60 million, or $0.66 to $0.71 per diluted share.

Full Year:
Based on its revised fourth quarter outlook, the Company has also adjusted its guidance for the 52 week year ending February 1, 2014. Full year comparable sales are still expected to increase in the low single digit range. Net income is currently estimated at $117 to $121 million, or $1.37 to $1.41 per diluted share on 85.1 million weighted average shares outstanding. This compares to the Company’s previous expectation of $124 to $128 million, or $1.46 to $1.51 per diluted share. Consistent with previous years, this guidance excludes any non-core operating items that may occur.

The Company expects to report fourth quarter and full year 2013 results the week of March 9, 2014.

ICR XChange:
The Company also announced that on Monday, January 13, 2014, the Company will present at the 16th Annual ICR XChange Conference, which is being held at the JW Marriot Orlando Grande Lakes in Orlando, FL. The presentation will begin at 11:00 a.m. Eastern Time. David Kornberg, President, and Paul Dascoli, Senior Vice President and Chief Financial Officer, will host the presentation and Michael Weiss, Chairman and Chief Executive Officer, and Marisa Jacobs, Vice President of Investor Relations, will be in attendance. The Company’s investor presentation will be posted on the Express website by 7:00 a.m. Eastern Time on Monday January 13, 2014 and the conference presentation will be webcast live and available for replay for 30 days at www.express.com/investor.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates approximately 625 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the fourth quarter and full year 2013, including statements regarding expected comparable sales, net income, and earnings per diluted share, and (2) statements regarding inventory and promotional plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions, and a variety of other factors; (4) increased competition from other retailers; (5) changes in customer traffic at malls and shopping centers; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) changes in the cost of raw materials, labor, and freight; (8) supply chain disruption; (9) our growth strategy, including our international expansion plan; (10) our dependence on a strong brand image; (11) our dependence upon key executive management; (12) our reliance on third parties to provide us with certain key services for our business; and (13) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.